Exhibit 5.1

SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
Vertiv Holdings Co 200 West Street New York, NY 10282	FOUR TIMES SQUARE NEW YORK 10036-6522 TEL: (212) 735-3000 FAX: (212) 735-2000 www.skadden.com February 7, 2020

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Re:	Vertiv Holdings Co
Registration Statement on Form S-1

Ladies and Gentlemen:

We have acted as special United States counsel to Vertiv Holdings Co, a Delaware corporation (the “Company”), in connection with (a) the issuance of up to 33,533,303 shares of Class A Common Stock, par value $0.0001 per share, of the Company (the “Class A Common Stock”) upon the exercise of warrants (the “Warrants”) issued pursuant to the Warrant Agreement, dated June 7, 2018 (including the form of Warrant Certificate included therein, the “Warrant Agreement”), among the Company, Computershare Trust Company, N.A., and Computershare Inc. (such shares, the “Warrant Shares”), and (b) the resale by the selling stockholders (the “Selling Stockholders”) of (i) up to 10,606,666 Warrants held by the Selling Stockholders (the “Secondary Warrants”), (ii) up to 10,606,666 Warrant Shares issuable upon exercise of the Secondary Warrants, (iii) up to 259,631,955 shares of Class A Common Stock held by the Selling Stockholders (the “Issued Shares”) and (iv) up to 220,000 units of the Company held by the Selling Stockholders (the “Secondary Units”), each such Secondary Unit consisting of one share of Class A Common Stock and one-third of one Warrant. The Warrant Shares, the Secondary Warrants, the Issued Shares and the Secondary Units are collectively referred to herein as the “Securities.” The Issued Shares were issued pursuant to the following agreements (collectively with the Warrant Agreement, the “Share Agreements”): (i) the Securities Subscription Agreement, dated May 17, 2016, between the Company and GS Sponsor LLC; (ii) the Agreement and Plan of Merger, dated as of December 10, 2019, by and among GS Acquisition Holdings Corp, Crew Merger Sub I LLC, Crew Merger Sub II LLC, Vertiv Holdings, LLC and VPE Holdings, LLC; and (iii) those certain Subscription Agreements entered into between the Company and certain of the Selling Stockholders as are listed on Schedule A to the Merger Secretary’s Certificate (as defined below). The Secondary Units were issued pursuant to the Underwriting Agreement, dated June 7, 2018 (the “Underwriting Agreement”), between Goldman Sachs & Co. LLC, as representative of the several underwriters named therein, and the Company (formerly named GS Acquisition Holdings Corp).

Vertiv Holdings Co

February 7, 2020

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(a)    the registration statement on Form S-1 of the Company relating to the Securities filed on the date hereof with the Securities and Exchange Commission (the “Commission”) under the Securities Act allowing for delayed offerings pursuant to Rule 415 of the General Rules and Regulations under the Securities Act (the “Rules and Regulations”), including the information deemed to be a part of the registration statement pursuant to Rule 430B of the Rules and Regulations (such registration statement being hereinafter referred to as the “Registration Statement”);

(b)    an executed copy of a certificate of David M. Cote, Chief Executive Officer, President and Secretary of the Company, dated May 30, 2018 (the “IPO Secretary’s Certificate”);

(c)    an executed copy of a certificate of David M. Cote, Chief Executive Officer, President and Secretary of the Company as of such date, dated February 6, 2019 (the “Merger Secretary’s Certificate”);

(d)    an executed copy of a certificate of Colin Flannery, Secretary of the Company as of the date hereof, dated the date hereof (the “Secretary’s Certificate” and, collectively with the IPO Secretary’s Certificate and the Merger Secretary’s Certificate, the “Secretary’s Certificates”);

(e)    a copy of the Company’s Certificate of Incorporation as in effect as of the date of each of the IPO Board Resolutions (as defined below), certified by the Secretary of State of the State of Delaware as of April 25, 2016, and certified pursuant to the IPO Secretary’s Certificate;

(f)    a copy of the Company’s Amended and Restated Certificate of Incorporation as in effect as of the date of the Merger Board Resolutions (as defined below), and certified pursuant to the Merger Secretary’s Certificate;

(g)    a copy of the Company’s Second Amended and Restated Certificate of Incorporation, certified by the Secretary of State of the State of Delaware as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(h)    a copy of the Company’s By-Laws, as amended and in effect as of the date of each of the IPO Board Resolutions, and certified pursuant to the IPO Secretary’s Certificate;

Vertiv Holdings Co

February 7, 2020

(i)    a copy of the Company’s By-Laws, as amended and in effect as of the date of the Merger Board Resolutions, and certified pursuant to the Merger Secretary’s Certificate

(j)    a copy of the Company’s By-Laws, as amended and in effect as of the date hereof, and certified pursuant to the Secretary’s Certificate;

(k)    a copy of certain resolutions of the Board of Directors of the Company, adopted on: (i) April 9, 2018, May 18, 2018 and May 30, 2018 (collectively, the “IPO Board Resolutions”), certified pursuant to the IPO Secretary’s Certificate; (ii) December 9, 2019 (the “Merger Board Resolutions”), certified pursuant to the Merger Secretary’s Certificate; and (iii) February 7, 2020, certified pursuant to the Secretary’s Certificate;

(l)    an executed copy of the Warrant Agreement;

(m)    executed copies of the Share Agreements;

(n)    an executed copy of the Underwriting Agreement;

(o)    a certificate, dated February 7, 2020, from the Secretary of State of the State of Delaware with respect to the Company’s existence and good standing in the State of Delaware; and

(p)    a specimen certificate evidencing Units in the form of Exhibit 4.1 to the Registration Statement (the “Unit Certificate” and, collectively with the Underwriting Agreement, the Warrant Agreement and the Share Agreements, the “Transaction Agreements”).

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and the Selling Stockholders and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Company and the Selling Stockholders and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinions stated below, including the facts and conclusions set forth in the Secretary’s Certificate.

In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. With respect to our opinion set forth in paragraph 2 below, we have assumed that (i) the Company received the consideration for the Secondary Units and the Secondary Shares set forth in the applicable Transaction Agreements and the applicable board resolutions and (ii) the issuance of the Secondary Units and the Secondary Shares has been registered in the Company’s unit or share registry, as applicable. As to any facts relevant to the opinions stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Company and the Selling Stockholders and others and of public officials, including those in the Secretary’s Certificates.

Vertiv Holdings Co

February 7, 2020

We do not express any opinion with respect to the laws of any jurisdiction other than (i) the laws of the State of New York and (ii) the General Corporation Law of the State of Delaware (the “DGCL”) (all of the foregoing being referred to as “Opined-on Law”).

Based upon the foregoing and subject to the qualifications and assumptions stated herein, we are of the opinion that:

1.    When the Registration Statement, as finally amended (including all necessary post-effective amendments), has become effective under the Securities Act, the Warrant Shares, when issued in accordance with the terms of the Warrant Agreement by the Company against payment of the exercise price therefor and registered in the Company’s share registry, will be validly issued, fully paid and nonassessable, provided that the consideration therefor is not less than $0.0001 per share.

2.    The Issued Shares have been duly authorized by all requisite corporate action on the part of the Company under the DGCL and have been validly issued and are fully paid and nonassessable.

3.    The Secondary Warrants constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

4.    The Secondary Units constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms under the laws of the State of New York.

The opinions stated herein are subject to the following qualifications:

(a)    we do not express any opinion with respect to the effect on the opinions stated herein of any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer, preference and other similar laws affecting creditors’ rights generally, and the opinions stated herein are limited by such laws and by general principles of equity (regardless of whether enforcement is sought in equity or at law);

(b)    we do not express any opinion with respect to any law, rule or regulation that is applicable to any party to any of the Transaction Agreements or the transactions contemplated thereby solely because such law, rule or regulation is part of a regulatory regime applicable to any such party or any of its affiliates as a result of the specific assets or business operations of such party or such affiliates;

(c)    except to the extent expressly stated in the opinions contained herein, we have assumed that each of the Transaction Agreements constitutes the valid and binding obligation of each party to such Transaction Agreement, enforceable against such party in accordance with its terms;

Vertiv Holdings Co

February 7, 2020

(d)    we do not express any opinion with respect to the enforceability of any provision contained in any Transaction Agreement relating to any indemnification, contribution, non-reliance, exculpation, release, limitation or exclusion of remedies, waiver or other provisions having similar effect that may be contrary to public policy or violative of federal or state securities laws, rules or regulations, or to the extent any such provision purports to, or has the effect of, waiving or altering any statute of limitations; and

(e)    to the extent that any opinion relates to the enforceability of the choice of New York law and choice of New York forum provisions contained in the Warrant Agreement, the opinions stated herein are subject to the qualification that such enforceability may be subject to, in each case, (i) the exceptions and limitations in New York General Obligations Law sections 5-1401 and 5-1402 and (ii) principles of comity or constitutionality.

In addition, in rendering the foregoing opinions we have assumed that, at all applicable times:

(a)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities: (i) constituted or will constitute a violation of, or a default under, any lease, indenture, instrument or other agreement to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (i) with respect to those agreements or instruments which are listed in Part II of the Registration Statement), (ii) contravened or will contravene any order or decree of any governmental authority to which the Company or its property is subject, or (iii) violated or will violate any law, rule or regulation to which the Company or its property is subject (except that we do not make the assumption set forth in this clause (iii) with respect to the Opined-on Law); and

(b)    neither the execution and delivery by the Company of the Transaction Agreements nor the performance by the Company of its obligations thereunder, including the issuance or sale, as applicable, of the Securities, required or will require the consent, approval, licensing or authorization of, or any filing, recording or registration with, any governmental authority under any law, rule or regulation of any jurisdiction (except that we do not make the assumption set forth in this clause (b) with respect to the Opined-on Law).

We hereby consent to the reference to our firm under the heading “Legal Matters” in the prospectus forming part of the Registration Statement. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP